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                                  EXHIBIT 99.1

            PRESS RELEASE OF ATRIUM COMPANIES, INC. DATED MAY 9, 2000

Contact:          Jeff Hull
                  President and
                  Chief Financial Officer
                  Atrium Companies, Inc.
                  (214) 630-5757

      ATRIUM ANNOUNCES STRATEGIC CHANGE IN WOOD INTERIOR DOOR PRODUCT LINE

    DALLAS, May 9 /PRNewswire/ -- Atrium Companies, Inc., the largest unit volume manufacturer of vinyl and aluminum windows in the United States reported that its Wing interior wood door division has been notified by The Home Depot ("THD") that the retailer plans to shift its interior door business to two integrated full-line door manufacturers. These manufacturers apparently have committed to make significant capital and resource investments to serve the majority of THD's interior wood door needs. Consequently, THD's reported strategic alliance will result in a significant reduction in purchases of solid wood, hollow-core and bi-fold doors for stock purposes from Atrium and several other millwork producers. The affected business lines represent less than 3% of Atrium's 1999 earnings before interest, taxes, depreciation and amortization (EBITDA), or less than $2 million.

    THD has informed Atrium that Atrium will continue to serve THD's needs for exterior patio doors and exterior entry doors, and will continue to sell certain interior wood door products to the West Coast and Pacific Northwest regions served by THD. Window sales by Atrium's Aluminum Window Division are unaffected by THD's reported change in door suppliers. Atrium and THD are currently discussing strategic alternatives regarding Atrium's door operations, including selling certain assets and operations to third-parties and transitioning existing committed inventories to THD. The timing of the transition will be affected by several factors, but is expected to be completed in 2000.

    Atrium will continue to focus on its window operations where it is a low cost manufacturer, as a result of its substantial vertical integration and economies of scale related to volume purchasing, serving a strong, diverse customer base. Having tailored our acquisition efforts over the last four years to augment window operations, and having benefited from internal growth in window sales of approximately 10% per year over the last five years, management's priority continues to be growing Atrium's higher margin core window business. Due to the technical requirements of production, the window business is traditionally a higher margin business than other building products of a more commodity nature, which is further enhanced by Atrium's integrated manufacturing processes. Atrium expects to continue to invest in the company's vinyl and aluminum window product lines both in the repair and remodeling and new construction segments of the market.


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    Atrium's proforma net sales in 1999 were $527 million. The affected business lines represent less than 3% of Atrium's 1999 EBITDA, or less than $2 million, and approximately 18% of proforma net sales over the same period. Atrium's core vinyl and aluminum window sales grew 10.2% in 1999 to approximately $358.9 million, generating EBITDA growth of approximately 11.2%, and EBITDA totaling approximately $53.3 million, which represents a 14.9% EBITDA margin.

    Frank E. Sheeder, Atrium's Chief Executive Officer stated, "While we never want to lose sales to a large customer, the minor impact on our profitability which those sales represent will be counterbalanced by a more focused mission as the leader in the United States for vinyl and aluminum windows. Atrium also expects to benefit from the proceeds of contemplated divestitures of certain valuable assets and operations currently being utilized in its door operations." Additionally, Jeff L. Hull, Atrium's President and Chief Financial Officer remarked, "the advances we have made to date and plan in the future in the window industry should continue to enhance the financial strength of Atrium as a result of strong growth rates and profit margins."

    Daniel T. Morley, President of Ardshiel, Inc., one of Atrium's primary equity sponsors, commented, "we continue to work toward completing our previously announced acquisition of certain assets of the window division of The Ellison Company, and are assessing several strategic financing alternatives in connection with that transaction." As previously disclosed, the acquisition is subject to receipt of financing and satisfaction of certain conditions. There can be no assurance as to when or whether the acquisition will be consummated.

    Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties including, without limitation, the risks associated with the ability to consummate the transactions set forth above, as well as operating risks. Those and other risks are described in Atrium's filings with the Securities and Exchange Commission (the "SEC") made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from Atrium.